Exhibit 99.1

Polar Power Appoints Michael Field as Independent Director and Compensation Committee Chair

New Board Member Provides Four Decades of Industrial Global Manufacturing and Team Building Leadership

GARDENA, CA – July 30, 2024 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup, and solar hybrid power solutions, today announces that Michael Field has been appointed a director of the Company and compensation committee chair.

Mr. Field joins the Polar Board with four decades of experience in global manufacturing and equipment spanning engineering and technology development, lean manufacturing, factory and systems integration, product management and channel development. He has held key operating and managerial roles and positions both at the divisional and executive levels at UTC Carrier Corporation, PRI Automation and Brooks Automation, and is currently the President and CEO of The Raymond Corporation, which is in the materials handling market.

He holds a BS in Mechanical Engineering from Rochester Institute of Technology (RIT), an MS in Manufacturing Engineering and MBA with a concentration in International Operations from Boston University.

Arthur Sams, Polar Power’s CEO, commented, “We welcome Mike to the Board of Directors and the opportunity to leverage his vast experience for the benefit of Polar Power and our shareholders. His outstanding credentials as a leader from within the heavy equipment industry, besides from the manufacturing side, include an expertise in distribution and channel management along with talent acquisition and development, both very high priorities to us. We expect that he will be a great resource and addition to the board.”

Mr. Field added, “I look forward to joining the team and augmenting Polar Power’s ability to achieve global operational excellence, through a commitment to continuous improvement, from the shop floor to distribution management and customer experience. I believe my extensive background and experience will provide a great source of support to the board and enhance the Polar Power team’s ability to execute on a set of very exciting and environmentally-friendly growth initiatives.”

The appointment fills a vacant board seat and brings the number of independent directors to three.

About Polar Power, Inc.

Polar Power (NASDAQ: POLA), an innovative provider of DC advanced power and cooling systems across diverse industrial applications, is pioneering technological changes that radically change the production, consumption, and environmental impact of power generation. Our product portfolio, known for innovation, durability, and efficiency, presently includes standard products for telecom, military, renewable energy, marine, automotive, residential, commercial, oil field and mining applications. Polar Power’s systems can be configured to operate on any energy source including photovoltaics, diesel, LPG (propane and butane), and renewable fuels.

Our telecom power solutions offer significant cost savings with installation, permitting, site leases, and operation. Our military solutions provide compact, lightweight, fuel efficient, reliable power solutions for robotics, drone, communications, hybrid propulsion, and other applications.

Our mobile rapid battery charging technology enables on-demand roadside charging for electric vehicles. Our combined heat and power (CHP) residential systems offer innovative vehicle charging and integrated home power systems via natural gas or propane feedstocks, optimizing performance and system costs.

Our micro / nano grid solutions provide lower cost energy in “bad-grid or no-grid” environments. Our commitment to technological advancement extends to hybrid propulsion systems for marine and specialty vehicles, ensuring efficiency, comfort, reliability, and cost savings.

For more information, please visit www.polarpower.com or follow us on www.linkedin.com/company/polar-power-inc/.

Investor Relations Contact:

At CORE IR

Peter Seltzberg, SVP Investor Relations and Corporate Advisory

516-419-9915

peters@coreir.com

At Polar Power Inc.

IR@PolarPowerinc.com